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Exhibit 99.3

                    INTEGRATED HEALTHCARE HOLDINGS ANNOUNCES
                           NEW CHIEF EXECUTIVE OFFICER



FOR IMMEDIATE RELEASE                         FOR MORE INFORMATION CONTACT:
                                              EDWARD GYIMAH   (714) 953-4547


         Santa Ana, California - -December 4, 2008-- Kenneth K. Westbrook, a leading executive in Southern California's health care industry, has been named President and Chief Executive Officer of Integrated Healthcare Holdings, Inc., effective immediately. IHHI owns and operates four acute care hospitals in Orange County, California: Western Medical Center--Santa Ana, Western Medical Center--Anaheim, Chapman Medical Center and Coastal Communities Hospital.

         Though a newcomer to IHHI, Mr. Westbrook brings an insider's sensibility to his new post. Previously he ran 16 acute care hospitals in Southern California as senior vice president for Tenet Healthcare. When IHHI acquired four of those hospitals in northern Orange County several years ago, Mr. Westbrook helped managed the ownership change from Tenet to IHHI.

         Maurice J. DeWald, IHHI's Chairman of the Board, hailed Mr. Westbrook's selection, saying: "His familiarity with our hospitals and the Orange County market will position the IHHI hospitals for a new level of success."

         "I am excited to return working with the physicians, managers, employees and volunteers of the four IHHI hospitals," Westbrook said. "Together with the IHHI board and the senior management teams of the hospitals, we will position IHHI to achieve a high level of success and continue to serve their communities well."

         Mr. Westbrook succeeds Bruce Mogel, who is leaving the company after several years as CEO to pursue other business opportunities. Mr. Mogel will remain with the company as a consultant for several months to ensure a smooth transition for the new CEO.

         "I am delighted with Mr. Westbrook's selection," Mr. Mogel said. "I am going to do everything within my power to make sure he gets off to a good start."

         Mr. Westbrook was born and raised in Southern California, graduating from Cantwell High School in Montebello, California. He holds undergraduate and graduate business degrees from the University of Redlands.

         In the past 20 years, Mr. Westbrook has held a broad range of executive jobs at hospitals and health care companies across Los Angeles and Orange Counties. He has managed and supervised home health care agencies, ambulatory surgery centers, HMOs, online personal health records and corporate wellness programs.



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         His professional activities reflect his broad experience and interests.
He has served as a board member of the Orange County chapter of the American Heart Association, co-chairman of Orange County's annual fund-raising drive for the March of Dimes, and was on the Advisory Board for the Graduate School of Business at the University of California, Irvine. He has been given the Legacy of Life Award by the American Heart Association and outstanding CEO of the year award by HealthTrust, Inc.

         He lives with his wife Lindy in San Juan Capistrano. He has three adult children, two of whom are registered nurses.

         Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended March 31, 2008, our quarterly reports on Form 10-Q and our periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events, or otherwise.